THIS AGREEMENT made the 18th day of January, 2010.

BETWEEN:

PLAY LA Inc., with registered offices at Mossak Fonseca & Co.
Akara Building,  PO Box 3136, 24 de Castro Street, Wickhams Cay 1, Road Town, Tortola, BVI

(hereinafter referred to as the “Purchaser”)

OF THE FIRST PART

AND:

Paul Sandells, Businessman, of 7 Douglas Bader Close,
Lutterworth, Leicestershire, United Kingdom  LE17 5RX;

(hereinafter referred to as the “Vendor”)

OF THE SECOND PART

WHEREAS:

A.

The Vendor carries on a web business, utilizing a web site known as www.pokernewsheadlines.com (the “Website”), sub-domains associated with the Website in seven foreign languages, content on all sites, customer lists, passwords, source code and development to the CMS for the Website, excluding affiliate accounts (the “Assets”)(hereinafter collectively referred to as the “Headlines Undertaking”);

B.

The Vendor has agreed to sell and the Purchaser has agreed to buy the Headlines Undertaking of the Vendor;

NOW THEREFORE in consideration of the premises and of the mutual covenants and agreements hereinafter set forth the parties hereto do mutually covenant and agree as follows:

1.

DEFINITIONS

1.1

In this Agreement, the following terms shall have the meanings set out hereafter, unless the context otherwise requires:

(a)

“Assets” means all assets owned by the Vendor and used in the course of his Headlines Undertaking business, including but not limited to those enumerated in Section 2.1 as well as all customer lists and records, all transferrable agreements, contracts, licenses, patents and trademarks related to the Headlines Undertaking business including without limiting the generality of the foregoing, URL’s, all associated source codes, manuals, and passwords, software copies and licences currently utilised in the operation of the sites; all existing content and the content management system for all sites in a form that allows multi-language inputs; the traffic measurement system (and all historical reports) that reports in a manner that is useful to foreign language editors in seven languages; mailing lists of all users and subscribers and all available user records of all kinds, full contact information for all current writers to the site and introductions to them, strategic partnerships,  all prepaid expenses related to the operation of the sites; and all equipment or leasehold interest therein, now utilized in the operation of the sites, and which shall include a minimum of those assets set out in Schedule “I”.

(b)

“Purchase Price” means the sum of $30,000 US Dollars (being the value of the shares in the Purchaser which the Purchaser shall allot and issue to the Vendor in payment of the Purchase Price on Closing).

(c)

“Closing” means the completion of the transaction of purchase and sale of the Headlines Undertaking herein provided for.

(d)

“Closing Time” means the time and date, determined pursuant to Section 11, on which Closing takes place.

(e)

"Control" means, with respect to any corporation, the ownership of more than 50% of the voting shares of that corporation, including any shares which are voting only upon the occurrence of a contingency where such contingency has occurred and is continuing;

(f)

“Equipment Lease Agreements” means any Lease Agreement relating to a chattel used in the operation of the Headlines Undertaking by the Vendor.

(g)

“Hosting Lease Agreements” means any Lease Agreement relating to the hosting of the web site on a managed server, a copy of which is attached as Schedule III.

(h)

“Trade Name” means the trade name “Pokernewsheadlines” or any variation thereof and all of the Vendor’s interest in all goodwill associated with such name, including all telephone exchange numbers and exclusive right of the Purchaser to represent itself as carrying on such business in continuation of and in succession to the Vendor.

2.

PURCHASE OF HEADLINES UNDERTAKING

The Vendor hereby sells and assigns to the Purchaser and the Purchaser hereby purchases from the Vendor the Headlines Undertaking as and from the close of business on the Closing Time for the Purchase Price, as the same is required to be adjusted under this Agreement and allocated as follows:

Domain and development	$3,000
Website content	10,000
Website forum and subscribers	6,000
Goodwill	11,000
$30,000

3.

LIABILITIES ASSUMED BY THE PURCHASER

3.1

The Purchaser will not, in consequence of or incidental to the transactions herein provided for, assume any liabilities or contractual commitments of the Vendor except as otherwise specifically provided herein.

3.2

The Purchaser will not assume any liabilities related to any Equipment Lease Agreements, and the Vendor indemnifies the Purchaser for any and all liabilities that may arise therefrom subsequent to the Closing Time in respect to the Equipment Lease Agreements set out in Schedule “II”.

4.

PAYMENT OF PURCHASE PRICE

At closing, $30,000.00 US value in shares in the capital stock of the Purchaser, the price per share to be set at close of market trading on January 18th, 2010, will be issued directly to the Vendor.

5.

REPRESENTATIONS OF VENDOR

5.1

The Vendor represents and warrants to the Purchaser as warranties that are to continue and to survive the Closing, the accuracy and fulfilment of which are conditions of the obligation of the Purchaser to undertake the purchase, severally waivable unilaterally by the Purchaser at its election, that:

(a)

The Vendor has and will at all material times have the power, authority and capacity to enter into this Agreement and to carry out the transactions contemplated hereby;

(b)

The completion of the transactions contemplated hereby will not constitute a breach by the Vendor of any statute or of any contract, agreement or Court order to which he is a party by which he may be bound, and will not result in the creation of any lien, encumbrance or other charge on any of the Headlines Undertaking or permit any other person to terminate any agreement for the sale to or purchase from the Vendor of any of the Headlines Undertaking;

(c)

The Vendor will at the Closing Time have good and marketable title to the Headlines Undertaking, free and clear of all liens, mortgages, encumbrances, equities, impediments to title or claims of every kind and nature whatsoever; Schedule I contains a complete list of all the Headlines Undertaking;

(d)

No certification of any bargaining agent is outstanding or so far as the Vendor is aware applied for with respect to any employee of the Headlines Undertaking of the Vendor and the Vendor is not now and at the Closing Time will not be a party to any collective bargaining agreement or other agreement with a trade union by which the Purchaser will be bound by virtue of the purchase of the Headlines Undertaking and the assumption by the Purchaser of the Headlines Undertaking;

(e)

The Vendor has not nor will he have at the Closing Time any indebtedness to any person, firm or corporation or government body or agency which might by operation of law or otherwise now or hereafter constitute a lien, charge or encumbrance on any of the Headlines Undertaking.

(f)

The Vendor will have prior to the Closing Time terminated all his  employees and will have paid such employees all holiday and severance allowances payable to such employees and will provide evidence of such severance and payment to the Purchaser.

(g)

The Vendor at the Closing Time will not be party to or threatened with any litigation or other proceeding involving the right to title or possession of any of the Headlines Undertaking and no claim has been made or threatened against the Vendor regarding his right to use or sell any of the Headlines Undertaking.

(h)

The Vendor shall deliver to the Purchaser all rights and copyrights to all intellectual property and content and all indexed pages now contained in, archived in, or attached to the Website.

(i)

The Vendor confirms that the Headlines Undertaking being sold to the Purchaser is not all or substantially all of the assets owned by the Vendor.

6.

BOOKS AND RECORDS

The Vendor warrants that factual information provided to the Purchaser in all email correspondence from November 9th,  2009 to the date of closing is materially correct, and that the financial information on entitled “Pokernewsheadlines” is correct within 1% of actual revenues.

7.

MATERIAL CHANGE

Since

November 9th

, 2009, there has not been any material change in the financial condition of the Vendor’s Headlines Undertaking, its liabilities or the assets, other than changes in the ordinary course of business, none of which has been materially adverse, nor has there been any material increase in compensation payable or to become payable to any supplier or independent contractor with whom the Vendor is or has been engaged.

8.

LITIGATION

8.1

There is no litigation or administrative or governmental proceeding or inquiry pending, or to the knowledge of the Vendor , threatened against or relating to the Headlines Undertaking, nor does the Vendor know of any reasonable basis for any such action, proceeding or inquiry.

9.

CONFORMITY WITH LAWS

9.1

All governmental licences and permits required for the conduct in the ordinary course of the operations of the Vendor’s Headlines Undertaking and the uses to which the Headlines Undertaking have been put, have been obtained and are in good standing and such conduct and uses are not in breach of any order, decree, statute, by-law, regulation, covenant, restriction, plan or permit.

10.

MATERIAL CONTRACTS

10.1

There are no material contracts in place which involve an obligation to pay in the aggregate more than $1,000.00 US monthly or of a duration greater than one year, except as specifically noted herein.

11.

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

11.1

The Purchaser represents and warrants to the Vendor as warranties that are to continue and to survive the Closing of this transaction, the accuracy and fulfillment of which are conditions of the obligations of the Vendor to undertake the sale, severally waivable unilaterally by the Vendor at its election that:

(a)

The Purchaser is and at all material times will be a Corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands and has, and at the Closing Time will have, the power, authority and capacity to enter into this Agreement and to carry out the transactions contemplated hereby, all of which have been duly and validly authorized by all necessary corporate proceedings.

(b)

The completion of the transactions contemplated hereby will not constitute a breach by the Purchaser of any statute, bylaw or regulation of its Memorandum or Articles.

(c)

The Headlines Undertaking will be transferred to the Purchaser free and clear of all encumbrances.

(d)

The Purchaser agrees it will open new accounts for each of the current advertisers on the sites being purchased upon Closing.

12.

CONDITIONS TO COMPLETION

12.1

The obligation of the Purchaser to complete the transactions hereby contemplated at the Closing is subject to the fulfillment at or prior to the Closing Time of each of the following conditions:

(a)

The representation and warranties of the Vendor contained herein and in the Schedules hereto and in any certificate, list or other instrument delivered pursuant to the provisions hereof or otherwise in connection with the transactions contemplated hereby, shall be true at and as of the Closing Time with the same effect as if those such representation and warranties had been made at and as of the Closing Time, and the Vendor shall have performed and complied with all their obligations under this Agreement which are to be performed or complied with by them prior to or at the Closing Time, as the case may be; and the Purchaser shall have received a certificate or certificates of the Vendor dated the Closing Time, confirming fulfilment of the conditions specified in this Section.

(b)

The Vendor shall have irrevocably assigned to the Purchaser the domain name with the ICANN registry prior to closing.

(c)

The Vendor has supplied the Purchaser information satisfactory to the Purchaser that all existing agent services agreements have been terminated or will be terminated by the Closing.

(d)

The Purchaser shall be satisfied with the results of its investigations described in 13.2 below, and should the Purchaser not be satisfied with the quantity or substance of information or access provided, it shall not remove this subject to closing, and shall have the right to delay the Closing Date for a period of up to 60 days.  All of the right, title and interest of the Vendor in the Trade Name and any related variant or the use thereof shall be assigned to the Purchaser by the Closing and the Vendor will not, after the date hereof, sell, transfer, assign, license or countenance the use of the Trade Name by any other party except for the assignment of all of the rights, title and interest of the Vendor in the Trade Name to the Purchaser at the completion of the transactions contemplated herein.

12.2

The conditions specified in Section 12.1 are for the exclusive benefit of the Purchaser and may be waived in whole or in part by the Purchaser at any time.

13.

CONDUCT OF HEADLINES UNDERTAKING PRIOR TO CLOSING

13.1

Until the Closing Time, the Vendor will cause its Headlines Undertaking to be carried on diligently and substantially in the same manner as at the date of the Financial Statements, and with respect to such Headlines Undertaking the Vendor will not make or institute any unusual or novel methods of purchase, sale, lease, management or operation other than those required or contemplated by this Agreement, nor adjust salaries payable to its employees without the prior written consent of the Purchaser.

13.2

The Vendor will maintain in force, under policies of insurance which shall not expire before closing, all casualty, damage and liability insurance in effect prior to closing.

From the date hereof until Closing, the Vendor shall permit the Purchaser, its auditors, counsel and other representatives to have free access to the premises, properties, corporate and financial records related to the Headlines Undertaking of the Vendor and to the working papers of the Vendor in the preparation of their financial statements, and shall be furnished with such information and assistance from the officers, employees, and auditors or accountants of the Vendor in connection with its and their investigations as the Purchaser or its representative counsel, auditors and other representatives shall reasonably request.  Further, Purchaser shall be granted administrative access to reports, administrative tools, control panels, etc, under supervision by the Vendor, at all reasonable times for reasonable periods, in connection with Purchaser’s investigations regarding the Headlines Undertaking.

14.

CLOSING

14.1

Subject to fulfillment or waiver of the conditions herein, the Closing of the sale and purchase of the Headlines Undertaking hereunder shall take place at eleven o’clock a.m. on January 18th, 2010.

14.2

If by the close of business on January 18th, 2010 the conditions specified herein have not been fulfilled, the Closing of the sale and purchase of the Headlines Undertaking hereunder shall take place at eleven o’clock a.m. on the third business subsequent to the day on which that condition is fulfilled.

14.3

Notwithstanding Section 11.2, if the transaction contemplated hereby has not been completed by January 18th, 2010 due to non-fulfillment of the conditions specified in Section 12, the Purchaser may at any time thereafter terminate this Agreement and recover the full amount of its deposit made under Section 4.1, with all interest earned thereon.

14.4

Payments under any continuing agreements and other matters customarily the subject of adjustment will be adjusted as at the Closing Time on a per diem basis.

14.5

The Closing of the transaction contemplated hereby will take place at the offices of Oreck Karby, 678 - 1333 West Broadway, Vancouver, British Columbia.

14.6

The Vendor may in writing direct the Purchaser at Closing to pay all or a part of the amount then payable hereunder to holders of liens, charges and encumbrances on assets to obtain the discharge of the liens, charges and encumbrances and the Purchaser will, subject to fulfillment or waiver of all conditions to Closing, make such payments but only against receipt of discharges of the liens, charges or encumbrances in form acceptable to it.

14.7

At Closing the Vendor shall execute and deliver to the Purchaser all deeds, bills of sale, transfers and assignments in form and substance acceptable to the Purchaser as the Purchaser may reasonably require and as are necessary effectively to vest good and marketable title to the Headlines Undertaking in the Purchaser, free and clear of all liens, charges, mortgages, encumbrances, rights or liabilities or every nature and kind whatsoever, except as provided in this Agreement; and will deliver all such other documents as may be required to be delivered to the Purchaser, and the Purchaser will make payment to the Vendor as herein provided, and will furnish such other material as may be required to be furnished by it at that time.

15.

EMPLOYMENT

15.1

The Purchaser shall not be responsible for any termination allowance or other benefit payable to any employee of the Vendor.

16.

INDEMNITIES

16.1

The Vendor, in consideration of US$10.00  (the receipt and sufficiency of which is acknowledged), shall indemnify the Purchaser against and save it harmless in respect of each of the following:

(a)

any loss or damage to the Purchaser or any damage to or diminution in the value of the Headlines Undertaking whose value is more than $1,000.00 US, which would not have occurred: (a) if all of the representations and warranties of the Vendor set forth herein or in any Schedule, certificate, list or other instrument delivered by or on behalf of the Vendor in connection herewith, whether made as of the date hereof or as of the Closing Time or otherwise, had been accurate or complete, or (b) if the Vendor had complied fully with and observed all covenants and agreements on the part of the Vendor contained herein; and

(b)

all actions, suits, judgments, costs and expenses incident to any of the foregoing.

(c)

all diminution in the value of Headlines Undertaking caused by the termination of affiliate accounts which would not have occurred without the purchase of the Headlines Undertaking by the Purchaser, except those affiliate accounts specifically excluded herein from the Headlines Undertaking; said affiliate accounts and revenues are to be set out in Schedule IV by the Vendor.

17.

NO COPIES

17.1

The Vendor will not retain any copies of the Website after closing and will relinquish all rights and interests in sites and code at closing, except as provided herein.  Further, vendor warrants that all passwords and other access rights will be transferred, and that there are no ‘back-door’ access routes into the sites or their related administrative programmes.

18.

SITE AUDIT

18.1

Prior to closing, the Vendor will allow the Purchaser’s technical adviser to conduct a full site audit encompassing all source code and administrative systems.

19.

RESTRICTIONS ON HEADLINES UNDERTAKING

19.1

The Vendor each acknowledges that the goodwill of the Headlines Undertaking of the Vendor is an integral component of the Assets, for which the Purchaser is paying valuable consideration. In consideration therefor:

(a)

The Vendor shall not at any time prior to Closing Time or thereafter, howsoever occasioned, disclose any of the private affairs or any secrets of or any information relating to the Headlines Undertaking of the Vendor or acquired after Closing Time and related to the business of the Purchaser, to any unauthorized person;

(b)

The Vendor will not prior to the Closing Time or thereafter howsoever occasioned, directly or indirectly disclose to any person, firm or corporation, the name, address or requirements of any customer of the Vendor at any time prior to the Closing Time and will not divulge any other information relating to any such customer that he has or shall have acquired prior to the Closing Time or thereafter, unless instructed to do so by the Purchaser;

Except as the Purchaser may otherwise agree to in writing, the Vendor shall not at any time during his continuing contractual services agreement with the Purchaser, and for eighteen months after the Closing Time for any reason, either individually or in partnership or joint venture or in conjunction with any person or persons, firm, association, syndicate, company or corporation as principal, agent, shareholder or in any other manner whatsoever carry on or be engaged in or concerned with or interested in any business or undertaking competitive with or similar to the Headlines Undertaking carried on by the Vendor at the date hereof, provided that the Purchaser is current with all payment obligations under Sections 4 and 12 herein.

(c)

The Vendor shall not at any time within a period of Twenty-four (24) months from the Closing Time for his own account or for any other person, firm or company, interfere with or endeavour to entice away from the Purchaser or any subsidiary or parent of the Purchaser any person who at any time prior to the Closing Time or thereafter was an employee or subcontractor of the Vendor, the Purchaser or any subsidiary or parent of the Purchaser, nor induce or attempt to induce any person, firm or corporation that direct or referred any customers to the Purchaser or any parent or subsidiary of the Purchaser to direct or refer customers to any other person, firm, company or corporation.

20.

GENERAL

20.1

The Headlines Undertaking will be at the risk of the Vendor up to the Closing Time and at the risk of the Purchaser thereafter.

20.2

Each party will at all times hereafter execute and deliver all such documents as may reasonably be required and do all such further acts and things as may be required to give effect to its obligations and the rights of the other parties arising under the Agreement.

20.3

This Agreement is to be interpreted and the obligations of the parties hereunder are to be determined in accordance with the laws prevailing in the United Kingdom.

20.4

Any action taken and award made hereunder by an Arbitrator shall be made in accordance with, and with the same effect as an award under, the , and in the discharge of his duties hereunder the Arbitrator shall perform his duties without unreasonable delay, and shall have all the powers of an Arbitrator under that Act.  The Purchaser shall make reasonable efforts to arrange for hearings with an Arbitrator to be held in videoconference with the Vendor.

20.5

Any notice required or permitted to be given hereunder shall be in writing or be facsimile transmitted by scanned email, telegram or telecopier, and delivery shall be effected by hand delivery or by transmittal by scanned email, telegram or telecopier. Any such notice shall be deemed to have been given on the day of delivery if hand delivered, and on the business day (in the locality of the recipient) following the transmittal thereof if sent by scanned email, telegram or telecopier. Any party hereto may change its address by notice to the others of the parties given in the manner herein provided.

20.6

Time is of the essence of this Agreement and neither the granting of an extension of time by any party nor the failure by any party to insist upon timely performance by the others will be deemed to constitute or imply a waiver of this stipulation.

20.7

This Agreement and the respective representatives, warranties and covenants contained herein shall survive the amalgamation of any party and shall enure to the benefit of and be binding upon the respective heirs, executors, successors, and assigns or the parties hereto.

20.8

The covenants, representations and warranties of the Vendor herein or in any document delivered in connection with the transactions contemplated hereby shall not merge but shall survive the completion of the purchase and sale herein contemplated and any reorganization, amalgamation, sale or transfer of any of the parties hereto.

20.9

If any term, covenant or condition of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held to be invalid or unenforceable, the remainder of this Agreement or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be effected thereby and each term, covenant and condition of this Agreement shall be valid and enforced to the fullest extent permitted by the law.

IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above written.

EXECUTED by Play LA Inc. in the presence

)

of:

)

)

JBradley_____________________________

)

Authorized Signature

)

/s/  David Hallonquist___________

)

DAVID HALLONQUIST

James Bradley________________________

)

Print Name

)

)

Business Development_________________

)

Office Held

)

SIGNED, SEALED AND DELIVERED in the

)

presence of:

)

)

Kate Sandells________________________

)

Name

)

/s/  Paul Sandells___________

)

PAUL SANDELLS

7 Douglas Bader Close, Lutterworth, UK__

)

Address

)

)

School Teacher_______________________

)

Occupation

)

Schedule I

ASSETS

Schedule II

Equipment Lease Agreements

NIL

Schedule III

HOSTING LEASE AGREEMENTS

Schedule IV

LISTING OF ALL AFFILIATE ACCOUNTS AND REVENUES